Exhibit 10.1


                         UNITED STATES BANKRUPTCY COURT
                                DISTRICT OF MAINE
------------------------------------------
                                          )
In re:                                    )        Chapter 11
                                          )        Case No. 04-20878
PEGASUS SATELLITE TELEVISION, INC., et    )        (Jointly Administered)
al.                                       )
                                          )
               Debtors.                   )
------------------------------------------)

                              STIPULATION AND ORDER

         This stipulation and order (the "Stipulation and Order") is entered into this 14th day of April, 2005, by and among (i) Pegasus Satellite Communications, Inc. ("PSC"), a debtor and debtor in possession, and its Debtor and non-Debtor direct and indirect subsidiaries affiliated with PSC for federal income tax purposes (collectively with PSC, the "PSC Group")(1) and (ii) Pegasus Communications Corporation ("PCC") and its direct and indirect subsidiaries affiliated with PCC for federal income tax purposes other than the PSC Group (the "PCC Group"), by their undersigned counsel.(2) The parties hereby stipulate as follows:


(1) Members of the PSC Group include: Argos Support Services Company, Bride Communications, Inc., B.T. Satellite, Inc., Carr Rural TV, Inc., DBS Tele-Venture, Inc., Digital Television Services of Indiana, LLC, DTS Management, LLC, Golden Sky DBS, Inc., Golden Sky Holdings, Inc., Golden Sky Systems, Inc., Henry County MRTV, Inc., HMW, Inc., Pegasus Broadcast Television, Inc., Pegasus Broadcast Towers, Inc., Pegasus Media & Communications, Inc., Pegasus Satellite Communications, Inc., Pegasus Satellite Television of Illinois, Inc., Pegasus Satellite Television, Inc., Portland Broadcasting, Inc., Primewatch, Inc., PST Holdings, Inc., Telecast of Florida, Inc., WDSI License Corp., WILF, Inc., WOLF License Corp., WTLH License Corp, Pegasus Letter of Credit Subsidiary, Inc., WGFL License Corporation, WGFL Corporation and Pegasus Satellite Development Corp.

(2) Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Debtors' Amended Joint Chapter 11 Plan, dated January 31, 2005 (the "Plan").

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

                                    RECITALS

A. On June 2, 2004 (the "Petition Date"), each of the Debtors filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code").

B. Pursuant to an order of this Court, the Debtors' Chapter 11 Cases are being jointly administered.

C. Since the Petition Date, the Debtors have continued to operate their businesses as debtors in possession pursuant to Bankruptcy Code sections 1107(a) and 1108.

D. On June 10, 2004, pursuant to Bankruptcy Code section 1102(a)(1), the United States Trustee for the District of Maine appointed the Creditors' Committee, which has been reconstituted from time to time during the pendency of the Debtors' Chapter 11 Cases.

E. On February 9, 2005, the Court entered an order approving the First Amended Disclosure Statement (the "Disclosure Statement") for Debtors' First Amended Chapter 11 Plan dated January 31, 2005 (the "Plan"). A hearing to consider confirmation of the Plan is currently scheduled for April 14, 2005.

F. PCC, a non-Debtor, is the parent company of a group of corporations, including the Debtors all of whom have filed as a consolidated group for United States federal income tax purposes and for purposes of various state and local jurisdictions.

G. PCC is the ultimate parent corporation of all of the Debtors.

H. Prior to the Petition Date, PST Holdings, Inc. and its subsidiaries provided DIRECTV direct broadcast satellite programming to rural households across the United States (the "Satellite Debtors").

I. Pegasus Broadcast Television, Inc. owns a number of holding companies and corporations which together operate the Debtors' broadcast television business (the "Broadcast Debtors"), which includes operating local broadcast television stations across the United States.

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


J. During the pendency of the Debtors' Chapter 11 Cases, in order to, among other things, resolve substantial litigation among the Debtors, DIRECTV and the National Rural Telecommunications Cooperative ("NRTC"), the Debtors entered into a settlement agreement with DIRECTV and NRTC pursuant to which, all claims by and among the parties were resolved and the Debtors' Satellite Assets were transferred to DIRECTV. The Satellite Sale closed on August 27, 2004.

K. Following the consummation of the Satellite Sale, the Creditors' Committee, PCC and the Debtors began negotiating the terms of the sale of the Broadcast Assets to PCC. During these negotiations disputes arose among PCC, on the one hand, and the Debtors and the Creditors' Committee, on the other, over the apportionment of certain tax attributes.

L. In order to resolve disputes related to the Parties' respective entitlement to various tax attributes, the parties hereto have agreed to the terms and conditions of this Stipulation and Order as set forth herein to (i) govern the parties' conduct in reporting their respective federal, state and local income tax liabilities, including the determination and calculation of their respective tax attributes, and (ii) govern the parties' other tax-related matters with respect to the Debtors' Chapter 11 Cases. The Parties have agreed promptly to seek Bankruptcy Court approval of this Stipulation and Order.


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

                               AGREEMENT AND ORDER

         NOW THEREFORE, in consideration of the mutual promises contained in this Stipulation and Order, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the approval of the Bankruptcy Court in accordance with Rules 2002(a)(3) and 9019(a) of the Federal Rules of Bankruptcy Procedure, the PSC Group and the PCC Group (collectively, the "Parties") hereto agree as follows and this Bankruptcy Court hereby finds, determines and so orders that:

1. Each member of the PSC Group has been a member of the affiliated group of corporations validly filing a consolidated tax return for U.S. federal income tax purposes (and, to the extent applicable, for state and local income tax purposes) of which PCC is the common parent (the "PCC Affiliated Group") for taxable periods ending on or before December 31, 2003 and the Parties shall treat each member of the PSC Group as being members of the PCC Affiliated Group for purposes of validly filing a consolidated tax return for U.S. federal income tax purposes (and, to the extent applicable, for state and local income tax purposes) for taxable periods ending on or before December 31, 2003.

2. Each member of the PSC Group ceased to be members of the PCC Affiliated Group (and became ineligible to join the PCC Group (i) in the filing of a consolidated U.S. federal income tax return under Section 1501 et. seq. of the Internal Revenue Code of 1986, as amended (the "Code") , and (ii) in the filing of any applicable consolidated, unitary, combined or similar state and local income tax return) as of and for taxable periods ending on or after January 1, 2004 (the "Disaffiliation Date") and the Parties shall treat each member of the PSC Group as ceasing to be members of the PCC Affiliated Group (and ineligible to join the PCC Group in the filing of a consolidated U.S. federal income tax return under Sections 1501 et. seq. the Code as of and for taxable periods ending on or after the Disaffiliation Date.


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

3. The Parties shall take no action inconsistent with the treatment set forth in this Stipulation and Order, and PCC shall, at the request of PSC or the Liquidating Trustee, use commercially reasonable efforts to cooperate in obtaining findings by the Bankruptcy Court consistent with such treatment; provided, however, that in the event of a final non-appealable determination of an appropriate taxing authority or court of competent jurisdiction (a "Final Determination") which is inconsistent with such treatment, the Parties shall cooperate to provide the PSC Group, to the extent possible under applicable law, with tax attributes no less favorable than would arise under this Stipulation and Order in the absence of such Final Determination, including but not limited to filing amended income tax returns and seeking rulings or relief from the Internal Revenue Service (the "IRS") or other applicable taxing authority. Notwithstanding the foregoing in this Paragraph 3, in no event shall this Paragraph 3 make either the PCC Group or the PSC Group obligated to, with respect to the determination of tax attributes and related matters, make payments to or on behalf of the other, or retain, or bear the fees and expenses of, outside advisors or expert witnesses.

4. Neither the PCC Group, nor its officers, directors or agents (each, a "PCC Representative") shall file in the Chapter 11 Cases on behalf of themselves or any other entity (as defined in the Bankruptcy Code) ("Entity") any claim for, or seek to establish reserves for the payment of, federal, state and/or local income taxes of the PSC Group (a "PSC Tax Claim"), or support or object to such claims filed by others, nor contact any other Entity to advise such Entity to file any such claim or establish any such reserve; provided, however, that any PCC Representative shall have the right to respond to any claims filed in the Chapter 11 Cases that name such PCC Representative as an adverse party.

5. PCC shall, pursuant to Treas. Reg. ss.1.1502-95, apportion to those corporations included in the PSC Group that were members of the PCC Affiliated Group prior to Disaffiliation Date the following:

          a. The net unrealized built-in gain (as defined in Section 382(h) of the Code) ("NUBIG") with respect to each ownership change (as defined in Section 382(g) of the Code) ("Ownership Change") of the PCC Affiliated Group (adjusted for recognized built-in gains as described in Treas. Reg. ss.1.1502-95(c)(2)(ii) ("RBIG"));

          b. The "adjustment element" of the PCC Affiliated Group's consolidated section 382 limitation with respect to each Ownership Change, as defined in Treas. Reg.
               ss.1.1502-95(c)(2)(i)(B) ("Adjustment Element"); and

          c.   The "value element" of the PCC Affiliated Group's consolidated section 382 limitation with respect to each Ownership Change, as defined in Treas. Reg. 1.1502-95(c)(2)(i)(A) ("Value Element"), which shall be apportioned in the following order: (i) first, the Value Element up to, but not exceeding, $2 million shall be apportioned 100% to the PSC Group, (ii) second, any additional Value Element exceeding $2 million but not exceeding $6 million shall be apportioned 100% to the PCC Group, and (iii) third, to the extent the Value Element exceeds $6 million, 50% of such excess shall be apportioned to the PSC Group and 50% of such excess shall be apportioned to the PCC Group; provided, however, in no event shall the Value Element apportioned to the PSC Group exceed the amount of the section 382 limitation determined pursuant to Section 382(b)(1) of the Code (the "Section 382 Limitation") with respect to the PSC Group as a result of any Ownership Change of PSC that occurred in 2004 or, if more than one such Ownership Change has occurred, the least of the related
               Section 382 Limitations (the "Apportionment Cap").

6. The following principles shall apply to PCC's obligations to make apportionments (the "Apportionments") under Paragraph 5 above:

          a. Apportionments shall be made to the PSC Group as a loss subgroup or separately to PSC and each of the PSC Subsidiaries, as directed by the Liquidating Trustee.

          b. Subject to the terms of Paragraph 8, below, PCC agrees to make the Apportionments and report federal, state and local tax results (i) in accordance with determinations by the Liquidating Trustee made by July 14, 2005, in consultation with KPMG or other tax or accounting professionals appointed by the Liquidating Trustee, regarding (A) occurrences of one or more Ownership Changes,


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

               (B) the amount of Adjustment Elements, (C) the amount of Value Elements, (D) the amount of NUBIG and RBIG, and (E) the Apportionment Cap, and (ii) in accordance with the valuations prepared by qualified professionals retained by the Liquidating Trustee of relevant PCC Group and PSC Group assets as of the occurrences of any Ownership Changes; provided, however, to the extent that the Liquidating Trustee concludes, in his sole discretion, that the determinations set forth in clauses (i) and
               (ii) above will result in a sufficient amount of NUBIG and/or Adjustment Element allocation pursuant to this Stipulation and Order to offset all amounts of federal income tax liability of the PSC Group for taxable periods following the Disaffiliation Date within the range of such liability as reasonably estimated by the Liquidating Trustee, which estimation may, at the discretion of the Liquidating Trustee, take into account the likelihood of the IRS taking a contrary position to that determined by the Liquidating Trustee (the "Tax Liability"), then, to such extent, PCC will not be required to make apportionments pursuant to Paragraphs 5 and 6 in an amount in excess of the amount of NUBIG and/or Adjustment Element necessary to offset the Tax Liability, provided, that, such NUBIG and/or Adjustment Element apportionment is actually made in accordance with Paragraphs 5 and 6. Notwithstanding the foregoing, PCC shall in its sole discretion determine the Section 382 Limitation applicable to the PCC Group for any Ownership Change that occurs on or after January 1, 2004.

          c. The obligation to make Apportionments is an ongoing obligation and more than one Apportionment may be necessary to satisfy the requirements of Paragraph 5, e.g., if an initial Apportionment is successfully challenged by any taxing authority, such subsequent Apportionments may require PCC to take other actions, including but not limited to, filing one or more amended returns or complying with an order of the Bankruptcy Court.

7. PCC shall make available to the PSC Group any similar state or local tax attributes, limitation or allowances arising from any applicable consolidated, unitary, combined or other similar reporting regime in a manner consistent with the principles of Paragraphs 5 and 6 to the extent allowed by applicable law, provided that nothing herein shall deprive the PSC Group of tax attributes available to it under separate reporting or without apportionment. The principles of this Stipulation and Order shall apply for state and local income tax purposes and the Parties shall cooperate to effectuate deconsolidation for state tax law purposes as of January 1, 2004.


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

8. Following the receipt of the determinations and valuations described in Paragraphs 6(b)(i) and 6(b)(ii) (each determination and valuation, a "Liquidating Trustee Finding") by July 14, 2005, PCC will have until August 1, 2005 to file a dispute notice with the Liquidating Trustee regarding any Liquidating Trustee Finding ("Dispute Notice") describing PCC's position with respect any such Liquidating Trustee Finding (the "PCC Dispute Position"); provided, however, that PCC can only file a Dispute Notice if in the opinion of PCC and its professionals the disputed Liquidating Trustee Finding(s) does not meet the Threshold Standard (as defined below). The Dispute Notice will provide in reasonable detail the basis for the PCC Dispute Position. Following receipt of a Dispute Notice, the Liquidating Trustee and PCC agree to negotiate in good faith until August 10, 2005 to come to a resolution regarding any disputed Liquidating Trustee Finding ("Negotiating Period"). In the event that the Liquidating Trustee and PCC do not reach an agreement during the Negotiating Period, then immediately thereafter, the Liquidating Trustee and PCC will jointly instruct [___________],(3) or, if [__________] shall cease to be available or willing to act, a neutral nationally recognized accounting firm (other than KPMG, Herbein+Company, PricewaterhouseCoopers and Marcum & Kleigman) to be agreed upon by the Parties and retained prior to the end of the Negotiating Period (the "Arbitrator") to choose which of the alternative Liquidating Trustee Finding or PCC Dispute Position is most consistent with applicable tax law; provided, however, that the Arbitrator must choose the Liquidating Trustee Finding if the Arbitrator concludes that the Liquidating Trustee Finding meets the "substantial authority" standard set forth under Treas. Reg. ss. 1.6662-4(d) for federal income tax purposes (the "Threshold Standard"). The Arbitrator will have until August 24, 2005 to make such determination which shall be final and binding on the Parties.


(3) Arbitrator to be determined prior to approval of this Stipulation and Order.


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

Any and all costs of the Arbitrator shall be equally divided among the Parties. Notwithstanding anything to the contrary herein, PCC and the Liquidating Trustee shall bear their own costs and expenses in complying with the terms of this Paragraph 8. Notwithstanding the foregoing, the Liquidating Trustee and PCC shall cooperate to identify an Arbitrator that is capable of making the determinations in this Paragraph 8, as soon as practical, but no later than the hearing date scheduled for the Bankruptcy Court to consider approval of this Stipulation and Order.

9. The Liquidating Trustee will provide PCC with the following KPMG reports: (i) "Section 382 Ownership Change Analysis," (ii) "KPMG/382 Owner Shift Percentages," and (iii) the report calculating NUBIG (the "NUBIG Report") no later than the date on which this Stipulation and Order becomes a Final Order (as defined below), as determined in accordance with Paragraph 16 below (the "Due Date"); provided, however, that nothing contained in this Stipulation and Order will require the Liquidating Trustee to provide any information to PCC prior to the Due Date. Notwithstanding the foregoing, the Liquidating Trustee will provide the Liquidating Trustee Findings to PCC no later than July 14, 2005 along with reasonable support and detail for such Liquidating Trustee Findings sufficient to demonstrate that the Liquidating Trustee Findings meet the Threshold Standard, including, but not limited to, the KPMG reports entitled "Section 382 Ownership Change Analysis," "KPMG/382 Owner Shift Percentages," and NUBIG Report (the "Liquidating Trustee Findings Support"). In the event that the Liquidating Trustee Findings are chosen by the Arbitrator, or in any event if the Parties agree to utilize the Liquidating Trustee Findings for reporting federal, state and/or local taxes, PCC will be allowed to retain and make available the Liquidating Trustee Findings Support to the IRS and/or other taxing authorities, or PCC's auditors and/or tax advisors in connection with any review of a relevant PCC Group or PCC Group member tax return or tax reporting position.

In the event that PCC files a Dispute Notice, PCC shall be required to provide the Liquidating Trustee with reasonable support and detail for the PCC Dispute Position sufficient to demonstrate that the Liquidating Trustee Finding does not meet the Threshold Standard (the "PCC Support Documents"). In the event that the Liquidating Trustee Findings are not chosen by the Arbitrator, or in any event if the Parties agree to utilize the PCC Dispute Position for reporting federal, state and/or local taxes, the Liquidating Trustee will be allowed to retain and make available the PCC Support Documents to the IRS and/or other taxing authorities, or the Liquidating Trustee's auditors and/or tax advisors in connection with any review of a relevant PSC Group or PSC Group member tax return or tax reporting position.

10. PCC shall provide the Liquidating Trustee with copies of each federal, state and local tax return or other filing implementing the terms hereof no later than September 1, 2005.

11. The Liquidating Trustee shall be afforded the opportunity to participate in the audit of any tax filing of the PCC Group which involves or could otherwise impact the reporting of items implementing the terms hereof, and shall have prompt access to the books and records of the PCC Affiliated Group for purposes of implementing and determining compliance with the terms hereof.

12. No member of the PCC Group shall take, or cause to be taken, a deduction relating to the worthlessness of stock in any member of the PSC Group until the date on which PCC, in accordance with the Plan, no longer holds any stock in PSC, provided that such deduction, if not taken earlier, may in any event be taken as of December 31, 2005 or any subsequent date.

13. No member of the PCC Group shall amend, or cause to be amended, any federal, state or local tax return for any taxable period ending on or before December 31, 2005 in a manner that may be reasonably expected to have an adverse impact on the PSC Group, without prior written consent from the Liquidating Trustee, such consent not to be unreasonably withheld.

14. Paragraph 4 above shall cease to apply on and after the day (the "Release Date") that is five (5) days prior to the Administrative Claims Bar Date unless this Stipulation and Order shall have become a Final Order on or before the day prior to the Release Date. If this Stipulation and Order becomes a Final Order on or prior to the day that is six (6) days prior to the Administrative Claims Bar Date, there shall be no Release Date. Any Administrative Claim with respect to which a proof of claim or request for payment thereof (an "Administrative Proof of Claim") is filed by the PCC Group on or prior to the Original Administrative Claims Bar Date or the Extended Administrative Claims Bar Date, as applicable, in its own name, or in the name of a federal, state and/or local taxing authority (a "Taxing Authority") in respect of a PSC Tax Claim, shall be treated for all purposes in the Chapter 11 Cases as an Administrative Claim timely filed in compliance with the Administrative Claims Bar Date Order by the Entity in whose name the related Administrative Proof of Claim is filed and shall be subject to all, but only, the defenses with respect to such Administrative Claim that would be available to the Debtors and their Estates if the related Administrative Proof of Claim were filed prior to the Original Administrative Claims Bar Date directly by the Entity in whose name such Administrative Proof of Claim is filed.

15. If the conditions specified in Paragraph 17 or Paragraph 18, as applicable, have been satisfied prior to the Release Date, on and after the Release Date, PCC shall (a) with respect to any telephonic or in person meeting between any PCC Representative and a Taxing Authority regarding a PSC Tax Claim (a "Covered Meeting"), use reasonable efforts to coordinate the


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

scheduling of such Covered Meeting with the Liquidating Trustee and such Taxing Authority, provided that, (i) if such Covered Meeting is initiated by PCC, PCC
(x) shall give the Liquidating Trustee not less than 36 hours prior notice of such Covered Meeting, (y) shall not be required to give the Liquidating Trustee more than 48 hours prior notice of such Covered Meeting, and (z) shall not schedule any such Covered Meeting for a day that is not a business day, and (ii) if such Covered Meeting is initiated by a Taxing Authority, PCC (x) shall give the Liquidating Trustee such prior notice of such Covered Meeting as is reasonably practicable in the circumstances and (y) in any event shall not be required to delay such Covered Meeting to accommodate the Liquidating Trustee's schedule, if such delay would result in such Covered Meeting being postponed by more than 48 hours, and (b) subject to the Liquidating Trustee making itself available in accordance with notice given by PCC in accordance with the preceding clause (a), permit the Liquidating Trustee to participate in any Covered Meeting and (c) provide the Liquidating Trustee copies of all written materials (other than any Administrative Proof of Claim) provided to any Taxing Authority by the PCC Group in connection with any PSC Tax Claims, such materials to be provided not less than 48 hours prior to the time they are provided to such Taxing Authority.

16. For the purposes of this Stipulation and Order, the term "Administrative Claims Bar Date" means the last date for filing Administrative Claims against the Debtors as established by the Administrative Claims Bar Date Order (the "Original Administrative Claims Bar Date"), or, subject to the prior satisfaction of the conditions specified in Paragraph 17 or Paragraph 18, as applicable, such later date (an "Extended Administrative Claims Bar Date") as may be established by an Administrative Claims Bar Date Extension Notice or a Subsequent Bar Date Order. The occurrence of a Release Date and the provisions of Paragraph 14 above shall not be affected by the establishment, on or after such Release Date, of an Extended Administrative Claims Bar Date.


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

17. For the purposes of this Stipulation and Order, the Liquidating Trustee, in its sole discretion, may establish an Extended Administrative Claims Bar Date for the PCC Group, provided that each of the following conditions have been satisfied:

          a. the Confirmation Order shall expressly provide that (i) the Liquidating Trustee, in its sole discretion, may establish an Extended Administrative Claims Bar Date as to any Entity by written notice of the Liquidating Trustee filed in the Chapter 11 Cases specifying the Extended Administrative Claims Bar Date and the Entities (each a "Covered Entity") to which such extension applies (an "Administrative Claims Bar Date Extension Notice"),
               (ii) if any Extended Administrative Claims Bar Date is established, for the purposes of the definition of "Initial Distribution Date" in the Plan, the term "Administrative Claims Bar Date" shall mean the latest to occur of any such Extended Administrative Claims Bar Date, and (iii) any Administrative Claim with respect to which an Administrative Proof of Claim is filed by any Covered Entity on or prior to the Administrative Claim Bar Date or the Extended Administrative Claims Bar Date, as applicable, in its own name, or in the name of any other Entity, shall be treated for all purposes in the Chapter 11 Cases as an Administrative Claim timely filed in compliance with the Administrative Claims Bar Date Order by the Entity in whose name the related Administrative Proof of Claim is filed and shall be subject to all, but only, the defenses with respect to such Administrative Claim that would be available to the Debtors and their Estates if the related Administrative Proof of Claim were filed prior to the Original Administrative Claims Bar Date directly by the Entity in whose name such Administrative Proof of Claim is filed;

          b.   the Confirmation Order shall have become Final Order; and

          c. the Liquidating Trustee shall have filed (and shall not have withdrawn, amended or modified) an Administrative Claims Bar Date Extension Notice identifying the PCC Group (and such other Entities as the Liquidating Trustee elects in its sole discretion) as Covered Entities.

18. For the purposes of this Stipulation and Order, an Extended Administrative Claims Bar Date for the PCC Group may be established by an order of the Bankruptcy Court, provided that each of the following conditions have been satisfied:


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

          a. the Bankruptcy Court shall enter an order extending the Original Administrative Claims Bar Date (a "Subsequent Bar Date Order") that (i) specifies the Extended Administrative Claims Bar Date,
               (ii) either (x) provides that the Extended Administrative Claims Bar Date is generally applicable or (y) specifies the Covered Entities to which the Extended Administrative Claims Bar Date applies, (iii) provides that, for the purposes of the definition of "Initial Distribution Date" in the Plan, the term "Administrative Claims Bar Date" shall mean the latest to occur of any Extended Administrative Claims Bar Date established by such order, and (iv) provides that any Administrative Claim with respect to which an Administrative Proof of Claim is filed by any Covered Entity on or prior to the Administrative Claim Bar Date or the Extended Administrative Claims Bar Date, as applicable, in its own name, or in the name of any other Entity, shall be treated for all purposes in the Chapter 11 Cases as an Administrative Claim timely filed in compliance with the Administrative Claims Bar Date Order by the Entity in whose name the related Administrative Proof of Claim is filed and shall be subject to all, but only, the defenses with respect to such Administrative Claim that would be available to the Debtors and their Estates if the related Administrative Proof of Claim were filed prior to the Original Administrative Claims Bar Date directly by the Entity in whose name such Administrative Proof of Claim is filed;

          b.   the Subsequent Bar Date Order shall have become a Final Order;
               and

          c. if the Extended Administrative Claims Bar Date established by the Subsequent Bar Date Order is not generally applicable, such order shall identify the PCC Group (and such other Entities as the Bankruptcy Court shall determine) as Covered Entities.

19. Each member of the PSC Group has been a member of an affiliated group (as defined in Section 1504(a) of the Code) eligible to file (i) a consolidated tax return for U.S. federal income tax purposes of which PSC is the common parent under Section 1501 et. seq. of the Code and (ii) any applicable consolidated, unitary, combined or similar state and local income tax return, for taxable periods ending on or after the Disaffiliation Date.

20. The obligations of the Parties and all other PCC Representatives under this Stipulation and Order shall terminate at 11:59 p.m. on June 15, 2005, unless this Stipulation and Order shall have become a Final Order on or prior to such date.


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

21. This Stipulation and Order shall constitute a final resolution of any claims with respect to those tax attributes of the PCC Affiliated Group as addressed in Paragraph 6 above, disaffiliation for tax purposes and worthless stock deductions, and shall be binding on all Entities. The PSC Group hereby agrees that the PSC Group shall be precluded by this Stipulation and Order from making subsequent claims against the PCC Group in respect of such matters, including but not limited to any claims that additional tax attributes should be apportioned to members of the PSC Group.

22. For the purposes of this Stipulation and Order, the term "Final Order" means an order of the Bankruptcy Court that has been entered in the Chapter 11 Cases and as to which each of the following conditions is met: (a) such order has not been reversed, vacated or stayed, (b) the period within which a notice of appeal may be filed in accordance with Bankruptcy Rule 8002 (computed in accordance with Bankruptcy Rule 9006) with respect to such order has expired and (c) no such notice of appeal or motion to extend the time for filing of such notice of appeal has been filed, unless such notice of appeal or motion has been dismissed or withdrawn with prejudice.

23. In no event shall the Liquidating Trustee's exercise of his discretion in Paragraphs 6 and 15 be subject to dispute resolution or arbitration.

24. All notices and other communications under this Stipulation and Order shall
(i) be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) one business day following the day sent by overnight courier (with written confirmation of receipt) or (c) when sender has received telephonic or electronic confirmation of receipt if sent by facsimile or e-mail, in each case at the following street addresses, facsimile numbers and e-mail addresses (or at such other street address, facsimile number


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

or e-mail address as a party may have specified by notice pursuant to this Paragraph 22 to the party giving such notice or making such communication) and
(ii) be provided to the following:

                           the Liquidating Trustee:

                           Ocean Ridge Capital Advisors, LLC
                           56 Harrison Street
                           Suite 203A
                           New Rochelle, NY 10801
                           Attn:  Bradley E. Scher
                           Facsimile:  (914) 235-6844
                           E-mail: ocean.ridge@earthlink.net

                           PSC and the PSC Group:

                           Sidley Austin Brown & Wood LLP
                           Attorneys for the Debtors and
                           Debtors-in-Possession
                           Bank One Plaza
                           10 South Dearborn Street
                           Chicago, Illinois  60603
                           Attn: Larry J. Nyhan, Esq.
                           Facsimile:  312-853-7036
                           E-mail:  lnyhan@sidley.com

                                          -and-

                           787 Seventh Avenue
                           New York, New York  10019
                           Attn: Guy S. Neal, Esq.
                           Facsimile:
                           E-mail:  gneal@sidley.com

                           the Creditors' Committee to:

                           Akin Gump Strauss Hauer & Feld LLP
                           Attorney for the Creditors' Committee
                           590 Madison Avenue
                           New York, New York  20036
                           Attn:    David H. Botter, Esq.
                                    Patrick Cox, Esq.
                           Facsimile:  212-872-1002
                           E-mail:  dbotter@akingump.com

                           PCC and the PCC Group:

                           PEGASUS COMMUNICATIONS CORPORATION
                           225 City Line Avenue
                           Suite 200
                           Bala Cynwyd, PA 19004
                           Attn: Marshall W. Pagon
                           Facsimile: 610-934-7072
                           E-mail: mpagon@pgtv.com

                           with copies to:

                           PEGASUS COMMUNICATIONS CORPORATION
                           225 City Line Avenue
                           Suite 200
                           Bala Cynwyd, PA 19004
                           Attn: Scott A. Blank, Esq.
                           Facsimile: 610-934-7072
                           E-mail: sblank@pgtv.com

                                          -and-

                           Debevoise & Plimpton LLP
                           919 Third Avenue
                           New York, NY  10022
                           Attn:  George E.B. Maguire, Esq.
                           Facsimile: 212-521-7272
                           E-mail:  gebmaguire@debevoise.com

25. This Stipulation and Order is subject to the approval of the Bankruptcy Court and shall be deemed effective immediately upon the entry thereof.

26. The Parties represent that except for the approval of this Stipulation and Order by the Bankruptcy Court, no consent, approval or authorization of any third party is required for such party's valid execution and performance of this Stipulation and Order.

27. This Stipulation and Order may not be amended or modified except by subsequent agreement in writing signed by the Parties.

28. This Stipulation and Order shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede any previous negotiations, commitments and writings with respect to such subject matter, provided that nothing in this Stipulation and Order shall conflict with or derogate from the provisions of the Global Settlement Order or the Global Settlement Agreement.

29. Nothing contained or provided for herein shall be deemed to constitute a waiver or admission by any party with respect to any rights, claims, defenses or objections if the Bankruptcy Court does not approve this Stipulation and Order. No party may use or refer to this Stipulation and Order if the Bankruptcy Court does not approve this Stipulation and Order.

30. The terms of this Stipulation and Order shall not waive or prejudice the rights of any party with respect to any matter not covered hereby.

31. This Stipulation and Order shall be binding upon all successors and assigns of the Parties.

32. This Stipulation and Order may be executed in one or more counterparts, all of which shall be considered one and the same document.

33. This Stipulation and Order shall be governed, construed, and enforced in accordance with (a) the laws of the State of New York without regard to any choice of law or conflict of law provisions (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York, and (b) the Bankruptcy Code, to the extent applicable.

Dated: April 14, 2005

BERNSTEIN, SHUR, SAWYER & NELSON           LAW OFFICE OF JAY S. GELLER

By: /s/ Robert J. Keach
Robert J. Keach                            Jay S. Geller
100 Middle Street                          One Monument Way, Suite 200
Post Office Box 9729                       Portland, Maine 04101
Portland, Maine 04104                      Telephone: (207) 772-6668
Telephone: (207) 774-1200                  Fax: (207) 772-6669
Fax: (207) 774-1127

                                           - and -
- and -

                                           DEBEVOISE & PLIMPTON LLP
SIDLEY AUSTIN BROWN & WOOD LLP
Larry J. Nyhan                             By: /s/ George E.B. Maguire
Paul S. Caruso                             George E.B. Maguire
Bank One Plaza                             919 Third Avenue
10 South Dearborn Street                   Telephone: (212) 909-6000
Chicago, Illinois 60603                    Fax: (212) 909-6836
Telephone: (312) 853-7000
Fax: (312) 853-7036                        Attorneys for Pegasus Communications
                                           Corporation

Attorneys for Debtors

NO OBJECTION:

PIERCE ATWOOD                              PRETI, FLAHERTY, BELIVEAU, PACHIOS
                                           & HALEY, LLP

By: /s/ Jacob A. Manheimer                 By: /s/ John P. McVeigh
Jacob A. Manheimer                         John P. McVeigh, Esq.
One Monument Square                        One City Center, P.O. Box 9546
Portland, Maine 04101                      Portland, Maine 04101
Telephone: (207) 791-1100                  Telephone: (207) 791-3000
Fax: (207) 791-1350                        Fax: (207) 791-3111

- and -                                    - and -

AKIN, GUMP, STRAUSS, HAUER & FELD, LLP     LOWENSTEIN SANDLER PC
Daniel H. Golden                           Kenneth A. Rosen, Esq.
David H. Botter                            Paul Kizel, Esq.
590 Madison Avenue                         Jeffrey A. Kramer, Esq.
New York, New York 10022                   65 Livingston Avenue
Telephone: (212) 872-1036                  Roseland, New Jersey 07068
Fax: (212) 872-1002                        Telephone: (973) 597-2500
                                           Fax: (973) 597-2400
Attorneys for Official Committee of
Unsecured Creditors
                                           Attorneys for the Ad Hoc Committee of
                                           PSC Noteholders


SO ORDERED:

on this __ day of May, 2005


------------------------------
UNITED STATES BANKRUPTCY JUDGE



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